Exhibit 4.2

DROPCAR, INC.

AMENDMENT TO

WARRANT TO PURCHASE COMMON STOCK

This Amendment to Warrant to Purchase Common Stock (this “Amendment”), dated as of September 10, 2018, is being entered into by and between DropCar, Inc., a Delaware corporation (the “Company”), and the Holders identified on the signature pages hereto (the “Holders”).

WHEREAS, the Holders are the record and beneficial owners of certain warrants (the “Series H-4 Warrants”) to purchase shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), issued pursuant to that certain Stock Purchase Agreement dated March 8, 2018 by and among the Company and the purchasers identified on the signature pages thereto;

WHEREAS, pursuant to Section 10 of the Series H-4 Warrants, the provisions of the Series H-4 Warrants may be amended or waived and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of the Required Holders;

WHEREAS, the Holders constitute the Required Holders pursuant to the Series H-4 Warrants;

WHEREAS, the Company and the Required Holders have agreed to amend the Series H-4 Warrants in the manner provided in this Amendment (the Series H-4 Warrants, as so amended, the “Warrants”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein below and other good and valuable consideration, the receipt and legal sufficiency of which are hereby mutually acknowledged, the Required Holders and the Company hereby agree as follows:

1. Capitalized Terms. Unless otherwise specified in this Amendment, all terms herein shall have the same meanings ascribed to them in the Series H-4 Warrants.

2. Amendments. Section 1 of the Series H-4 Warrants is hereby amended by adding the following Section 1(h):

“1(h)    Exercise Limitations.     Notwithstanding anything herein to the contrary, this Warrant may not be exercised until receipt of the Shareholder Approval.”

3. No Other Amendment. Except for the matters set forth in this Amendment, all other terms of the Warrants shall remain unchanged and in full force and effect.

4. Governing Law. This Amendment shall be governed by and construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Amendment shall be governed by, the laws of the State of New York, except for its conflicts of law provisions.

5. Counterparts. This Amendment may be executed in the original or by facsimile in two or more counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute but one and the same instrument.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed by its duly authorized representatives.

DROPCAR, INC.

By:
Name:	Spencer Richardson
Title:	Chief Executive Officer

ALPHA CAPITAL ANSTALT

By:
Name:
Title:

IROQUOIS CAPITAL INVESTMENT GROUP LLC

By:
Name:
Title:

IROQUOIS MASTER FUND LTD.

By:
Name:
Title:

PALLADIUM CAPITAL ADVISORS, LLC

By:
Name:
Title: